Contact:   L3 Technologies, Inc.

                Corporate Communications                                                                            For Immediate Release

                212-697-1111

L3 Announces Second Quarter 2017 Results

•         Diluted earnings per share (EPS) from continuing operations of $2.54, including a gain of $0.33 from an earlier than planned sale of a property

•         Net sales increased 3% to $2.7 billion

•         Net cash from operating activities from continuing operations of $266 million

•         Updated 2017 financial guidance

NEW YORK, July 27, 2017 – L3 Technologies, Inc. (NYSE: LLL) today reported diluted EPS from continuing operations of $2.54  for the quarter ended June 30, 2017 (2017 second quarter), as compared to diluted EPS from continuing operations for the quarter ended June 24, 2016 (2016 second quarter) of $1.88. The 2017 second quarter includes a pre-tax gain of $42 million ($26 million after-tax, or $0.33 per share) in connection with the sale of the company’s property in San Carlos, California. This property sale was previously expected to occur by the fourth quarter of 2017. Net sales of $2,732 million for the 2017 second quarter increased by 3% compared to the 2016 second quarter.

“We had strong second quarter results including increases in sales, margins, operating income and EPS,” said Michael T. Strianese, L3’s Chairman and Chief Executive Officer. “Our program execution and targeted strategy of disciplined growth enable us to move into the second half of 2017 with the ability to leverage our quick reaction capabilities to pursue new market opportunities. We expect to build on our positive momentum by continuing to improve our operations and delivering affordable and innovative solutions, while creating value for our customers and shareholders.”

L3 Announces Results for the 2017 Second Quarter Page 2

L3 Consolidated Results

The table below provides L3’s selected financial data.

	Second Quarter Ended				First Half Ended
(in millions, except per share data)	June 30,	June 24,	Increase/		June 30,	June 24,	Increase/
	2017	2016	(decrease)		2017	2016	(decrease)
Net sales	$2,732	$2,664	3%		$5,401	$5,017	8%
Operating income	$312	$247	26%		$565	$499	13%
Operating margin	11.4%	9.3%	210	bpts	10.5%	9.9%	60	bpts
Interest expense and other	$(39)	$(43)	(9)%		$(76)	$(80)	(5)%
Effective income tax rate	24.2%	26.0%	(180)	bpts	23.3%	24.1%	(80)	bpts
Net income from continuing operations attributable to L3	$202	$147	37%		$366	$311	18%
Diluted earnings per share from continuing operations	$2.54	$1.88	35%		$4.61	$3.95	17%
Diluted weighted average common shares outstanding	79.5	78.4	1%		79.4	78.7	1%

Net cash from operating activities from continuing operations	$266	$264	1%		$351	$376	(7)%
Less: Capital expenditures, net of dispositions(1)	8	(36)	(122)%		(33)	(64)	(48)%
Free cash flow(2)	$274	$228	20%		$318	$312	2%
___________________
(1) Results for each of the 2017 second quarter and first half include $64 million of cash proceeds related to the sale of the company's property in San Carlos,
California.
(2) Free cash flow is defined as net cash from operating activities from continuing operations less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, pension benefit contributions, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, repurchasing shares of our common stock, investing cash to acquire businesses and making other strategic investments. Thus, a key assumption underlying free cash flow is that the company will be able to refinance its existing debt. Because of this assumption, free cash flow is not a measure that should be relied upon to represent the residual cash flow available for discretionary expenditures.  The company believes free cash flow is a useful measure for investors because it portrays the company's ability to generate cash from operations for purposes such as repaying debt, returning cash to shareholders and funding acquisitions.  The company uses free cash flow as a performance measure in evaluating management.

Second Quarter Results of Operations:  For the 2017 second quarter, consolidated net sales of $2,732 million increased $68 million, or 3%, compared to the 2016 second quarter, including organic sales(1) growth of 1%. Organic sales exclude $54 million of sales increases related to business acquisitions and $15 million of sales declines related to business divestitures. For the 2017 second quarter, organic sales to the U.S. Government increased $92 million, or 5%, to $1,982 million, and organic sales to international and commercial customers decreased $63 million, or 8%, to $696 million.

Operating income for the 2017 second quarter increased by $65 million, or 26%, compared to the 2016 second quarter and includes a pre-tax gain of $42 million related to the sale of the company’s property in San Carlos, California, in connection with the previously announced on-going consolidation of the EDD/ETI Traveling Wave Tube (TWT) businesses in the Communication Systems segment. Operating income as a percentage of sales (operating margin) increased by 210 basis points to 11.4% for the 2017 second quarter, compared to 9.3% for the 2016 second quarter. Consolidation activities related to the EDD/ETI TWT businesses increased operating margin by 120 basis points consisting of: (1) a gain on the sale of the company’s property in San Carlos, California, which increased operating margin by 150 basis points and (2) severance and restructuring expenses, which decreased operating margin by 30 basis points. Excluding these consolidation activities, operating margin increased by 90 basis points. See the reportable segment results for additional discussion of sales and operating margin trends.

(1)   Organic sales represent net sales excluding the sales impact of acquisitions and divestitures.  Sales declines related to business divestitures are sales from divestitures that are included in L3’s actual results for the 12 months prior to the divestitures. Sales increases related to acquired businesses are sales from acquisitions that are included in L3’s actual results for less than 12 months. The company believes organic sales is a useful measure for investors because it provides period-to-period comparisons of the company’s ongoing operational and financial performance.

L3 Announces Results for the 2017 Second Quarter Page 3

The effective tax rate for the 2017 second quarter decreased to 24.2% from 26.0%, primarily due to the reversal of previously accrued amounts related to foreign tax matters.

Diluted EPS from continuing operations was $2.54 for the 2017 second quarter, compared to $1.88 for the 2016 second quarter, and includes $0.33 per share related to the gain on the sale of the company’s property in San Carlos, California. Diluted weighted average common shares outstanding for the 2017 second quarter increased slightly compared to the 2016 second quarter due to changes in the dilutive impact of common share equivalents, primarily caused by a higher L3 stock price and fewer share repurchases.

First Half Results of Operations: For the first half ended June 30, 2017 (2017 first half), consolidated net sales of $5,401 million increased $384 million, or 8%, compared to the first half ended June 24, 2016 (2016 first half). Organic sales increased by $299 million, or 6%, to $5,296 million for the 2017 first half. Organic sales exclude $105 million of sales increases related to business acquisitions and $20 million of sales declines related to business divestitures. For the 2017 first half, organic sales to the U.S. Government increased $310 million, or 9%, to $3,932 million, and organic sales to international and commercial customers decreased $11 million, or 1%, to $1,364 million.

Due to the calendarization of the Company’s fiscal quarter end dates, the 2017 first half had 3% more business days compared to the 2016 first half.  The extra days for the 2017 first half will reverse in the 2017 fourth quarter.

Operating income for the 2017 first half increased by $66 million, or 13%, compared to the 2016 first half and includes a pre-tax gain of $42 million related to the sale of the company’s property in San Carlos, California, in connection with the consolidation of the EDD/ETI TWT businesses. Operating margin increased by 60 basis points to 10.5% for the 2017 first half, compared to 9.9% for the 2016 first half. Consolidation activities related to the EDD/ETI TWT businesses increased operating margin by 50 basis points consisting of: (1) a gain on the sale of the company’s property in San Carlos, California, which increased operating margin by 80 basis points and (2) severance and restructuring expenses, which decreased operating margin by 30 basis points. Excluding these consolidation activities, operating margin increased by 10 basis points. See the reportable segment results for additional discussion of sales and operating margin trends.

The effective tax rate for the 2017 first half decreased to 23.3% from 24.1%, primarily due to: (1) the benefit from the release of a valuation allowance for capital losses, (2) an increase in the U.S. federal research and experimentation (R&E) tax credit and (3) tax benefits related to domestic production activities deduction. These decreases were partially offset by a lower tax benefit related to share-based compensation awards in the 2017 first half compared to the 2016 first half.

Diluted EPS from continuing operations was $4.61 for the 2017 first half, compared to $3.95 for the 2016 first half and includes $0.33 per share related to the gain on the sale of the company’s property in San Carlos, California. Diluted weighted average common shares outstanding for the 2017 first half increased slightly compared to the 2016 first half due to changes in the dilutive impact of common share equivalents, primarily caused by a higher L3 stock price and fewer share repurchases.

Orders:  Funded orders for the 2017 second quarter increased 10% to $2,357 million compared to $2,136 million for the 2016 second quarter.  Funded orders for the 2017 first half increased 5% to $4,981 million compared to $4,727 million for the 2016 first half.  The book-to-bill ratio was 0.86x for the 2017 second quarter and 0.92x for the 2017 first half. Funded backlog decreased 4% to $8,513 million at June 30, 2017 compared to $8,896 million at December 31, 2016.

Cash Flow: Net cash from operating activities from continuing operations was $351 million for the 2017 first half, a decrease of $25 million, compared to $376 million for the 2016 first half.  The decrease in net cash from operating activities from continuing operations was driven by higher uses of cash for working capital and income tax payments compared to the 2016 first half.  Capital expenditures, net of dispositions, were $33 million for the 2017 first half. Excluding the proceeds of $64 million from the sale of the company’s San Carlos, California, property, capital expenditures, net of dispositions for the 2017 first half, were $97 million compared to $64 million for the 2016 first half.  The Company paid dividends of $119 million during the 2017 first half compared to $112 million during the 2016 first half.  Repurchases of the Company’s common stock were $26 million during the 2017 first half, compared to $276 million during the 2016 first half.

L3 Announces Results for the 2017 Second Quarter Page 4

    Reportable Segment Results

The company has four reportable segments. The company evaluates the performance of its segments based on their sales, operating income and operating margin. Corporate expenses are allocated to the company’s operating segments using an allocation methodology prescribed by U.S. Government regulations for government contractors. Accordingly, segment results include all costs and expenses, except for goodwill impairment charges and certain other items that are excluded by management for purposes of evaluating the performance of the company’s business segments.

Electronic Systems

	Second Quarter Ended				First Half Ended
	June 30,	June 24,			June 30,	June 24,	Increase/
($ in millions)	2017	2016	Increase		2017	2016	(decrease)
Net sales	$768	$662	16%		$1,505	$1,255	20%
Operating income	$105	$83	27%		$196	$168	17%
Operating margin	13.7%	12.5%	120	bpts	13.0%	13.4%	(40)	bpts

Second Quarter: Electronic Systems net sales for the 2017 second quarter increased by $106 million, or 16%, compared to the 2016 second quarter. Organic sales increased by $73 million, or 11%, compared to the 2016 second quarter. Organic sales exclude $48 million of sales increases related to business acquisitions and $15 million of sales declines related to business divestitures. Organic sales increased by: (1) $63 million for Total Training Solutions primarily due to higher volume on commercial flight simulators and deliveries of training systems for the Flight School XXI program, (2) $23 million for Precision Engagement Systems primarily due to increased deliveries of fuzing and ordnance products for the U.S. Army and U.S. Air Force (USAF) and (3) $15 million for Power & Propulsion primarily due to higher volume for U.S. Navy (USN) power conversion and distribution systems, surface ship bridge system upgrades and guided destroyer modernization program.  These increases were offset by a $28 million decrease at Security & Detection due to the timing of deliveries of cargo screening devices to international customers and lower deliveries of airport screening devices to the U.S. Transportation Security Administration.

Electronic Systems operating income for the 2017 second quarter increased by $22 million, or 27%, compared to the 2016 second quarter. Operating margin increased by 120 basis points to 13.7% due to higher sales volume and mix changes primarily at Power & Propulsion and Total Training Solutions.

First Half: Electronic Systems net sales for the 2017 first half increased by $250 million, or 20%, compared to the 2016 first half. Organic sales increased by $174 million, or 14%, compared to the 2016 first half. Organic sales exclude $96 million of sales increases related to business acquisitions and $20 million of sales declines related to business divestitures. Organic sales increased by: (1) $98 million for Total Training Solutions due to trends similar to the 2017 second quarter and higher volume on the E-3 Dragon contract, (2) $58 million for Precision Engagement Systems primarily due to trends similar to the 2017 second quarter and guidance and control products for the USAF and foreign militaries, (3) $26 million for Power & Propulsion primarily due to trends similar to the 2017 second quarter and (4) $20 million for Aviation Products primarily due to deliveries of aviation recorders and traffic and collision avoidance systems for commercial airline customers and higher volume of overhaul and repair services for cockpit displays and aviation recorders for the U.S. military.  These increases were offset by a $28 million decrease at Security & Detection due to trends similar to the 2017 second quarter.

Electronic Systems operating income for the 2017 first half increased by $28 million, or 17%, compared to the 2016 first half. Operating margin decreased by 40 basis points to 13%. Operating margin decreased by: (1) 70 basis points due to net gains and losses related to business divestitures in the first quarters of 2016 and 2017, (2) 60 basis points due to lower margins related to acquisitions and higher severance expense of $3 million and (3) 50 basis points for lower favorable contract performance adjustments across several business areas, primarily Total Training Solutions. These decreases were partially offset by 140 basis points primarily due to higher sales volume and mix changes.

L3 Announces Results for the 2017 Second Quarter Page 5

Aerospace Systems

	Second Quarter Ended				First Half Ended
	June 30,	June 24,	Increase/		June 30,	June 24,
($ in millions)	2017	2016	(decrease)		2017	2016	Decrease
Net sales	$1,026	$1,148	(11)%		$2,071	$2,153	(4)%
Operating income	$70	$70	-%		$139	$176	(21)%
Operating margin	6.8%	6.1%	70	bpts	6.7%	8.2%	(150)	bpts

Second Quarter: Aerospace Systems net sales for the 2017 second quarter decreased by $122 million, or 11%, compared to the 2016 second quarter. Sales decreased $71 million for ISR Systems and $51 million for Aircraft Systems. Sales for Vertex Aerospace remained substantially the same. Sales decreased for ISR Systems due to the procurement and delivery of two business jets to a foreign military customer in the 2016 second quarter that did not recur and lower volume for large ISR aircraft systems for foreign military customers as contracts near completion. These decreases were partially offset by higher volume for large ISR aircraft systems for the U.S. Government. Sales decreased for Aircraft Systems due to reduced deliveries primarily for UH-1Y aircraft cabin assemblies as contracts near completion and lower volume for aircraft modifications, primarily international head-of-state aircraft and USAF Compass Call aircraft.  At Vertex Aerospace, higher volume on the USAF KC-10 contractor logistics support contract and aviation support for the U.S. Army rotary wing training aircraft at Fort Rucker was offset by lower maintenance volume primarily on U.S. Army, USN and USAF C-12 aircraft, USN and USAF training aircraft and contractor logistics support services at USAF bases due to completed contracts.

Aerospace Systems operating income for the 2017 second quarter remained substantially the same as the 2016 second quarter. Operating margin increased by 70 basis points to 6.8% primarily due to improved cost and program performance, primarily Vertex Aerospace.

First Half: Aerospace Systems net sales for the 2017 first half decreased by $82 million, or 4%, compared to the 2016 first half. Sales decreased $88 million for Aircraft Systems and $54 million for ISR Systems partially offset by higher sales of $60 million for Vertex Aerospace. Sales decreases for Aircraft Systems and ISR Systems were due to trends similar to the 2017 second quarter. Sales increased for Vertex Aerospace primarily due to higher volume on the U.S. Army C-12 contract, USAF KC-10 contractor logistics support contract, aviation support for the U.S. Army rotary wing training aircraft at Fort Rucker and USAF training aircraft. These increases were partially offset by lower volume for contractor logistics support services at USAF bases due to completed contracts.

Aerospace Systems operating income for the 2017 first half decreased by $37 million, or 21%, compared to the 2016 first half. Operating margin decreased by 150 basis points to 6.7% primarily due to lower favorable contract performance adjustments, primarily at ISR Systems.

L3 Announces Results for the 2017 Second Quarter Page 6

Communication Systems

	Second Quarter Ended				First Half Ended
	June 30,	June 24,			June 30,	June 24,
($ in millions)	2017	2016	Increase		2017	2016	Increase
Net sales	$549	$495	11%		$1,086	$966	12%
Operating income	$85	$52	63%		$128	$103	24%
Operating margin	15.5%	10.5%	500	bpts	11.8%	10.7%	110	bpts

Second Quarter: Communication Systems net sales for the 2017 second quarter increased by $54 million, or 11%, compared to the 2016 second quarter. The increase was primarily driven by Broadband Communication Systems due to increased volume and deliveries of secure networked communication systems for the U.S. Department of Defense (DoD).

Communication Systems operating income for the 2017 second quarter increased by $33 million, or 63%, compared to the 2016 second quarter and includes a pre-tax gain of $42 million related to the sale of the company’s property in San Carlos, California, in connection with the consolidation of the EDD/ETI TWT businesses. Operating margin increased by 500 basis points to 15.5%. Consolidation activities related to the EDD/ETI TWT businesses increased operating margin by 610 basis points consisting of: (1) a gain on the sale of the company’s property in San Carlos, California, which increased operating margin by 770 basis points and (2) severance and restructuring expenses of $9 million, which decreased operating margin by 160 basis points. Excluding these consolidation activities, operating margin decreased by 110 basis points primarily due to lower favorable contract performance adjustments in Advanced Communications Systems.

First Half: Communication Systems net sales for the 2017 first half increased by $120 million, or 12%, compared to the 2016 first half due to trends similar to the 2017 second quarter.

Communication Systems operating income for the 2017 first half increased by $25 million, or 24%, compared to the 2016 first half and includes a pre-tax gain of $42 million related to the sale of the company’s property in San Carlos, California, in connection with the consolidation of the EDD/ETI TWT businesses. Operating margin increased by 110 basis points to 11.8%. Consolidation activities related to the EDD/ETI TWT businesses increased operating margin by 220 basis points consisting of: (1) a gain on the sale of the company’s property in San Carlos, California, which increased operating margin by 390 basis points and (2) severance and restructuring expenses of $18 million, which decreased operating margin by 170 basis points. Excluding these consolidation activities, operating margin decreased by 110 basis points primarily due to sales mix changes in Space & Power Systems.

Sensor Systems

	Second Quarter Ended				First Half Ended
	June 30,	June 24,			June 30,	June 24,
($ in millions)	2017	2016	Increase		2017	2016	Increase
Net sales	$389	$359	8%		$739	$643	15%
Operating income	$52	$42	24%		$102	$52	96%
Operating margin	13.4%	11.7%	170	bpts	13.8%	8.1%	570	bpts

Second Quarter: Sensor Systems net sales for the 2017 second quarter increased by $30 million, or 8%, compared to the 2016 second quarter. Organic sales increased by $24 million, or 7%, compared to the 2016 second quarter. Organic sales exclude $6 million of sales increases related to business acquisitions. Organic sales increased $24 million primarily for Integrated Sensor Systems due to increased deliveries of airborne turret systems for the USAF and higher volume for space electronics products.

L3 Announces Results for the 2017 Second Quarter Page 7

Sensor Systems operating income for the 2017 second quarter increased by $10 million, or 24%, compared to the 2016 second quarter. Operating margin increased by 170 basis points to 13.4% due to higher sales volume primarily at Integrated Sensor Systems.

First Half: Sensor Systems net sales for the 2017 first half increased by $96 million, or 15%, compared to the 2016 first half. Organic sales increased by $88 million, or 14%, compared to the 2016 first half. Organic sales exclude $8 million of sales increases related to business acquisitions. Organic sales increased by: (1) $57 million primarily for Integrated Sensor Systems due to increased deliveries of airborne turret systems to the USAF and foreign military customers and higher volume for space electronics, (2) $16 million primarily for Advanced Programs due to increased task order volume on U.S. Government contracts and (3) $15 million for Warrior Systems primarily driven by lower return allowances.

Sensor Systems operating income for the 2017 first half increased by $50 million, or 96%, compared to the 2016 first half. Operating margin increased by 570 basis points to 13.8%. Operating margin increased by: (1) 250 basis points primarily due to higher sales volume primarily at Integrated Sensor Systems, (2) 170 basis points due to lower return allowances and (3) 150 basis points primarily for improved contract performance at Ocean Systems.

L3 Announces Results for the 2017 Second Quarter Page 8

Financial Guidance

Based on information known as of today, the company has updated its consolidated and segment financial guidance for the year ending December 31, 2017, previously provided on April 27, 2017, as presented in the tables below. All financial guidance amounts are estimates subject to change in the future, including as a result of matters discussed under the “Forward-Looking Statements” cautionary language beginning on page 9. The company undertakes no duty to update its guidance.

Consolidated 2017 Financial Guidance
($ in millions, except per share data)
		Prior Guidance
	Current Guidance	(April 27, 2017)
Net sales	$10,800 to $11,000	$10,750 to $10,950
Operating margin	10.3%	10.3%
Interest expense and other(1)	$158	$158
Effective tax rate	25.8%	27.0%
Minority interest expense(2)	$17	$15
Diluted shares	80.0	79.8
Diluted EPS	$8.65 to $8.85	$8.50 to $8.70
Net cash from operating activities	$1,030	$1,085(3)
Capital expenditures, net of dispositions of property, plant and equipment	(155)	(220)
Free cash flow	$875	$865
___________________
(1) Interest expense and other is comprised of: (i) interest expense of $173 million and (ii) interest and other income, net, of $15 million.
(2) Minority interest expense represents net income from continuing operations attributable to non-controlling interests.
(3) Prior Guidance net cash from operating activities included the anticipated proceeds from the sale of the company's property in San Carlos, California,

        and the expected restructuring expenses in connection with the consolidation of the company's EDD/ETI TWT businesses. The current guidance includes the actual cash proceeds received from the sale of the company's property in San Carlos, California, in the capital expenditures line. See revisions to current guidance below.

Segment 2017 Financial Guidance
($ in millions)
	Current Guidance	Prior Guidance (April 27, 2017)

Net Sales:
Electronic Systems	$3,000 to $3,100	$3,000 to $3,100
Aerospace Systems	$4,050 to $4,150	$4,050 to $4,150
Communication Systems	$2,125 to $2,225	$2,075 to $2,175
Sensor Systems	$1,525 to $1,625	$1,525 to $1,625

Operating Margins:
Electronic Systems	13.2% to 13.4%	13.2% to 13.4%
Aerospace Systems	6.9% to 7.1%	6.9% to 7.1%
Communication Systems	10.6% to 10.8%	10.5% to 10.7%
Sensor Systems	12.7% to 12.9%	12.7% to 12.9%

The revisions to our Current Guidance compared to our Prior Guidance primarily include:

•         An increase in estimated sales for Communication Systems primarily related to higher expected DoD sales;

•         An increase in estimated operating margin for Communication Systems due to higher sales volume and a higher than expected gain on the sale of the company’s property in San Carlos, California, partially offset by higher than expected restructuring expenses in connection with the consolidation of the EDD/ETI TWT businesses;

L3 Announces Results for the 2017 Second Quarter Page 9

•         A decrease in the effective tax rate primarily due to higher than expected tax benefits related to share-based compensation awards and R&E tax credits, partially offset by increases in minority interest expense and diluted shares; and

•         With respect to free cash flow, reclassification of the actual proceeds received from the sale of the company’s property in San Carlos, California, to capital expenditures, net of dispositions from net cash from operating activities. Previously, the expected proceeds were presented as offsetting expected restructuring and severance expenses in connection with the consolidation of the company’s EDD/ETI TWT businesses and presented in net cash from operating activities.

The current guidance for 2017 excludes: (i) any potential non-cash goodwill impairment charges for which the information is presently unknown, (ii) potential adverse results related to litigation contingencies and (iii) other items such as gains or losses related to potential business divestitures and the impact of potential acquisitions.

Additional financial information regarding the 2017 second quarter results and the 2017 financial guidance is available on the company’s website at www.L3T.com.

Conference Call

In conjunction with this release, L3 will host a conference call today, Thursday, July 27, 2017 at 11:00 a.m. ET that will be simultaneously broadcast over the Internet.  Michael T. Strianese, Chairman and Chief Executive Officer, Christopher E. Kubasik, President and Chief Operating Officer, and Ralph G. D’Ambrosio, Senior Vice President and Chief Financial Officer, will host the call.

Listeners can access the conference call live at the following website address:

http://www.L3T.com

Please allow 15 minutes prior to the call to visit this site to download and install any necessary audio software.  The archived version of the call may be accessed at the site or by dialing (800) 585-8367/ passcode: 48967652 (for domestic callers) or (404) 537-3406/passcode: 48967652 (for international callers) beginning approximately two hours after the call ends and will be available until the company’s next quarterly earnings release.

Headquartered in New York City, L3 Technologies employs approximately 38,000 people worldwide and is a leading provider of a broad range of communication, electronic and sensor systems used on military, homeland security and commercial platforms. L3 is also a prime contractor in aerospace systems, security and detection systems and pilot training.

To learn more about L3, please visit the company’s website at www.L3T.com.  L3 uses its website as a channel of distribution of material company information.  Financial and other material information regarding L3 is routinely posted on the company’s website and is readily accessible.

Forward-Looking Statements

Certain of the matters discussed in this press release, including information regarding the company’s 2017 financial guidance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than historical facts, may be forward-looking statements, such as “may,” “will,” “should,” “likely,” “projects,” “financial guidance,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ and similar expressions are used to identify forward-looking statements.  The Company cautions investors that these statements are subject to risks and uncertainties many of which are difficult to predict and generally beyond the Company’s control that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Some of the factors that could cause actual results to differ include, but are not limited to, the following: our dependence on the defense industry; backlog processing and program slips resulting from delayed awards and/or funding from the Department of Defense (DoD) and other major customers; the U.S. Government fiscal situation; changes in DoD budget levels and spending priorities; U.S. Government failure to raise the debt ceiling; our reliance on contracts with a limited number of customers and the possibility of termination of government contracts by unilateral

L3 Announces Results for the 2017 Second Quarter Page 10

government action or for failure to perform; the extensive legal and regulatory requirements surrounding many of our contracts; our ability to retain our existing business and related contracts; our ability to successfully compete for and win new business, or, identify, acquire and integrate additional businesses; our ability to maintain and improve our operating margin; the availability of government funding and changes in customer requirements for our products and services; the outcome of litigation matters (see Notes to our annual report on Form 10-K and quarterly reports on Form 10-Q); results of audits by U.S. Government agencies and of ongoing governmental investigations; our significant amount of debt and the restrictions contained in our debt agreements and actions taken by rating agencies that could result in a downgrade of our debt; our ability to continue to recruit, retain and train our employees; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements; our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate; global economic uncertainty; the risk that our commercial aviation products and services businesses are affected by a downturn in global demand for air travel or a reduction in commercial aircraft OEM (Original Equipment Manufacturer) production rates; the DoD’s Better Buying Power and other efficiency initiatives; events beyond our control such as acts of terrorism; our ability to perform contracts on schedule; our international operations including currency risks and compliance with foreign laws; our extensive use of fixed-price type revenue arrangements; the rapid change of technology and high level of competition in which our businesses participate; risks relating to technology and data security; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the impact on our business of improper conduct by our employees, agents or business partners; goodwill impairments and the fair values of our assets; and ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations.

Our forward-looking statements speak only as of the date of this press release or as of the date they were made, and we undertake no obligation to update forward-looking statements.  For a more detailed discussion of these factors, also see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent report on Form 10-K for the year ended December 31, 2016 and any material updates to these factors contained in any of our future filings.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements.

# # #

– Financial Tables Follow –

Appl

				Table A

L3 TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Second Quarter Ended(a)		First Half Ended(a)
	June 30,	June 24,	June 30,	June 24,
	2017	2016	2017	2016
Net sales	$2,732	$2,664	$5,401	$5,017
Cost of sales	(2,420)	(2,417)	(4,836)	(4,518)
Operating income	312	247	565	499
Interest expense	(43)	(43)	(85)	(84)
Interest and other income, net	4	5	9	9
Debt retirement charge	-	(5)	-	(5)
Income from continuing operations before income taxes	273	204	489	419
Provision for income taxes	(66)	(53)	(114)	(101)
Income from continuing operations	207	151	375	318
Income from discontinued operations, net of income tax(b)	-	-	-	63
Net income	207	151	375	381
Net income from continuing operations attributable to noncontrolling interests	(5)	(4)	(9)	(7)
Net income attributable to L3	$202	$147	$366	$374

Basic earnings per share attributable to L3’s common shareholders:
Continuing operations	$2.59	$1.90	$4.70	$4.02
Discontinued operations	-	-	-	0.81
Basic earnings per share	$2.59	$1.90	$4.70	$4.83

Diluted earnings per share attributable to L3's common shareholders:
Continuing operations	$2.54	$1.88	$4.61	$3.95
Discontinued operations	-	-	-	0.80
Diluted earnings per share	$2.54	$1.88	$4.61	$4.75

L3’s weighted average common shares outstanding:
Basic	78.0	77.2	77.8	77.5
Diluted	79.5	78.4	79.4	78.7
______________________
(a)

It is the company's established practice to close its books for the quarters ending March, June and September on the Friday preceding the end of the calendar quarter.  The interim financial statements and tables of financial information included herein have been prepared and are labeled based on that convention.  The company closes its annual books on December 31 regardless of what day it falls on.

(b)	Income from discontinued operations, net of income taxes for the 2016 first half includes an after-tax gain of $64 million on the sale of the National Security Solutions business.

Appl

				Table B

L3 TECHNOLOGIES, INC.
UNAUDITED SELECT FINANCIAL DATA
(in millions)

	Second Quarter Ended		First Half Ended
	June 30,	June 24,	June 30,	June 24,
	2017	2016	2017	2016
Segment operating data

Net sales:
Electronic Systems	$768	$662	$1,505	$1,255
Aerospace Systems	1,026	1,148	2,071	2,153
Communication Systems	549	495	1,086	966
Sensor Systems	389	359	739	643
Total	$2,732	$2,664	$5,401	$5,017

Operating income:
Electronic Systems	$105	$83	$196	$168
Aerospace Systems	70	70	139	176
Communication Systems	85	52	128	103
Sensor Systems	52	42	102	52
Total	$312	$247	$565	$499

Operating margin:
Electronic Systems	13.7%	12.5%	13.0%	13.4%
Aerospace Systems	6.8%	6.1%	6.7%	8.2%
Communication Systems	15.5%	10.5%	11.8%	10.7%
Sensor Systems	13.4%	11.7%	13.8%	8.1%
Total	11.4%	9.3%	10.5%	9.9%

Depreciation and amortization:
Electronic Systems	$17	$16	$35	$30
Aerospace Systems	14	14	27	27
Communication Systems	12	11	24	23
Sensor Systems	12	11	23	22
Total	$55	$52	$109	$102

Funded order data
Electronic Systems	$704	$556	$1,607	$1,224
Aerospace Systems	639	734	1,522	1,917
Communication Systems	514	473	970	924
Sensor Systems	500	373	882	662
Total	$2,357	$2,136	$4,981	$4,727

			June 30,	Dec. 31,
			2017	2016
Period end data
Funded backlog			$8,513	$8,896

Appl

		Table C

L3 TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED
BALANCE SHEETS
(in millions)

	June 30,	December 31,
	2017	2016
ASSETS

Cash and cash equivalents	$385	$363
Billed receivables, net	843	731
Contracts in process	2,200	2,055
Inventories	355	330
Other current assets	238	218
Total current assets	4,021	3,697
Property, plant and equipment, net	1,113	1,121
Goodwill	6,739	6,560
Identifiable intangible assets	296	238
Other assets	263	249
Total assets	$12,432	$11,865

LIABILITIES AND EQUITY

Accounts payable, trade	$360	$299
Accrued employment costs	494	516
Accrued expenses	409	375
Advance payments and billings in excess of costs incurred	492	492
Income taxes payable	14	22
Other current liabilities	426	431
Total current liabilities	2,195	2,135
Pension and postretirement benefits	1,186	1,177
Deferred income taxes	302	236
Other liabilities	375	368
Long-term debt	3,327	3,325
Total liabilities	7,385	7,241
Shareholders’ equity	4,976	4,553
Noncontrolling interests	71	71
Total equity	5,047	4,624
Total liabilities and equity	$12,432	$11,865

Appl

		Table D
	L3 TECHNOLOGIES, INC.
	UNAUDITED CONDENSED CONSOLIDATED
	STATEMENTS OF CASH FLOWS
	(in millions)
	First Half Ended
	June 30,	June 24,
	2017	2016
Operating activities
Net income	$375	$381
Less: Income from discontinued operations, net of tax	-	(63)
Income from continuing operations	375	318
Depreciation of property, plant and equipment	84	81
Amortization of intangibles and other assets	25	21
Deferred income tax provision	31	29
Stock-based employee compensation expense	28	19
Contributions to employee savings plans in L3’s common stock	60	58
Amortization of pension and postretirement benefit plans net loss and prior service cost	30	25
Amortization of bond discounts and deferred debt issue costs (included in interest expense)	3	4
Gain on sale of property, plant and equipment	(42)	(6)
Other non-cash items	3	22
Changes in operating assets and liabilities, excluding amounts from acquisitions and divestitures and discontinued operations:
Billed receivables	(105)	(62)
Contracts in process	(143)	(84)
Inventories	(12)	(24)
Other assets	(9)	(5)
Accounts payable, trade	50	118
Accrued employment costs	(24)	(23)
Accrued expenses	39	(2)
Advance payments and billings in excess of costs incurred	(8)	(111)
Income taxes	(6)	25
Other current liabilities	(18)	(10)
Pension and postretirement benefits	9	-
All other operating activities	(19)	(17)
Net cash from operating activities from continuing operations	351	376
Investing activities
Business acquisitions, net of cash acquired	(191)	(27)
Proceeds from the sale of businesses, net of closing date cash balances	16	575
Capital expenditures	(98)	(75)
Dispositions of property, plant and equipment	65	11
Other investing activities	(1)	6
Net cash (used in) from investing activities from continuing operations	(209)	490
Financing activities
Borrowings under revolving credit facility	1,158	320
Repayments of borrowings under revolving credit facility	(1,158)	(320)
Redemption of senior notes	-	(305)
Common stock repurchased	(26)	(276)
Dividends paid on L3’s common stock	(119)	(112)
Proceeds from exercise of stock options	25	38
Proceeds from employee stock purchase plan	16	16
Repurchases of common stock to satisfy tax withholding obligations	(18)	(20)
Other financing activities	(8)	(6)
Net cash used in financing activities from continuing operations	(130)	(665)
Effect of foreign currency exchange rate changes on cash and cash equivalents	10	-
Net cash used in operating activities from discontinued operations:	-	(56)
Net (decrease) increase in cash and cash equivalents	22	145
Cash and cash equivalents, beginning of the period	363	207
Cash and cash equivalents, end of the period	$385	$352